UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GRILL CONCEPTS, INC.

(Name of Registrant as Specified in Its Charter)

__________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GRILL CONCEPTS, INC.
11661 San Vicente Blvd., Suite 404
Los Angeles, California 90049

________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

________________

DATE:

June 21, 2006

TIME:

9:00 a.m., Pacific Time

PLACE:

Daily Grill Restaurant, Santa Monica

2501 Colorado Avenue, B-190

Santa Monica, CA 90404

ITEMS OF BUSINESS

(1) To elect seven directors of the Company to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified.

(2) To approve the Company’s 2006 Equity Incentive Plan.

(3) To ratify the appointment of Moss Adams LLP as the Company’s independent certifying accountants.

(4) To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE

Holders of Grill Concepts common stock of record at the close of business on April 24, 2006 are entitled to vote at the meeting.

ANNUAL REPORT

The Company’s 2005 annual report, which is not part of the proxy soliciting materials, is included with this document.

PROXY VOTING

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. Shareholders may be able to vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

You are cordially invited to attend the meeting. Whether or not you are planning to attend the meeting, you are urged to complete, date and sign the enclosed proxy card and return it promptly.

By Order of the Board of Directors

Michael Weinstock
Chairman

Los Angeles, California
April 28, 2006

GRILL CONCEPTS, INC.
11661 San Vicente Blvd., Suite 404
Los Angeles, California 90049

________________

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 21, 2006

INTRODUCTION

General

This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Grill Concepts, Inc. (the “Company”) for use at the 2006 Annual Meeting of Shareholders of the Company and at any adjournment thereof (the “Annual Meeting”). The Annual Meeting is scheduled to be held at 2501 Colorado Avenue, B-190, Santa Monica, CA 90404,on Wednesday, June 21, 2006 at 9:00 a.m. local time. This Proxy Statement and the enclosed form of proxy will first be sent to shareholders on or about May 3, 2006.

Matters to be Voted on by Shareholders

At the Annual Meeting, the shareholders will vote upon three proposals, the election of directors, approval of the Company’s 2006 Equity Incentive Plan and the ratification of the appointment of Moss Adams LLP as independent certifying accountants, as described further in this Proxy Statement. The Board of Directors is not aware of any matters that are expected to come before the Annual Meeting other than those referred to in this Proxy Statement.

Proxies

The shares represented by any proxy in the enclosed form, if such proxy is properly executed and is received by the Company prior to or at the Annual Meeting prior to the closing of the polls, will be voted in accordance with the specifications made thereon. Proxies on which no specification has been made by the shareholder will be voted FOR the election to the Board of Directors of the nominees of the Board of Directors named herein, FOR the approval of the 2006 Equity Incentive Plan and FOR the ratification of the appointment of the designated independent accountants. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxies in accordance with their best judgment.

Revocation of Proxies

Proxies are revocable by written notice received by the Secretary of the Company at any time prior to their exercise or by executing a later dated proxy. Proxies will be deemed revoked by voting in person at the Annual Meeting.

Record Date

Shareholders of record at the close of business on April 24, 2006 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting.

Voting Securities

On the Record Date, the total number of shares of common stock of the Company, $0.00004 par value per share (the “Common Stock”), outstanding and entitled to vote was 5,772,795.

Quorum

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum.

Voting Procedures

Casting Votes. “Record” shareholders of Common Stock (that is, persons holding Common Stock in their own name in Grill Concepts’ stock records maintained by our transfer agent, Securities Transfer Corporation), may attend the Annual Meeting and vote in person or complete and sign the accompanying proxy card and return it to Grill Concepts.

“Street name” shareholders of Common Stock (that is, shareholders who hold Common Stock through a broker or other nominee) who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares and to follow the voting instructions on that form.

Counting of Votes. The holders of all outstanding shares of Common Stock are entitled to one vote for each share of Common Stock registered in their names on the books of the Company at the close of business on the Record Date. Additionally, every shareholder voting for the election of directors may cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder as of the Record Date, or distribute such shareholder’s votes on the same principle among as many candidates as the shareholder may select, provided that votes cannot be cast for more than the number of directors to be elected. However, no shareholder shall be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate the shareholder’s votes.

Broker Non-Votes. A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include adoption and amendment to stock plans.

Required Vote to Constitute a Quorum and Approve Proposals. Shares of Common Stock represented by a properly dated, signed and returned proxy will be counted as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Directors will be elected by a plurality of the votes cast at the Annual Meeting. Each of the other matters scheduled to come before the Annual Meeting requires the approval of a majority of the votes cast at the Annual Meeting. Therefore, abstentions and broker non-votes will have no effect on the election of directors or any other matter.

PROPOSALS

The stockholders are being asked to consider and vote upon three proposals at the meeting. The following is a summary of the proposals and the voting recommendations of the Board of Directors:

Proposal	Board Recommendation

1 – Election of Directors	FOR
2 – Approval of 2006 Equity Incentive Plan	FOR
3 – Ratification of Appointment of Auditors	FOR

Following is a detailed description of the proposals to be considered by the stockholders.

PROPOSAL 1 – ELECTION OF DIRECTORS

The first proposal to be voted on is the election of seven directors. The Board’s nominees are Robert Spivak, Michael Weinstock, Philip Gay, Glenn Golenberg, Stephen Ross, Richard Dantas and Bruce Schwartz. Each of the nominees, other than Philip Gay, is currently serving as a director of the Company. Mr. Gay has been nominated for election as a director in connection with his assumption of the position as President and Chief Executive Officer effective on the date of the Annual Meeting. Mr. Lewis Wolff will retire as a director effective on the date of the Annual Meeting. Biographical information about each of the nominees is included in “Director Information” below. If elected, each of the nominees will serve a one-year term and will be subject to reelection next year along with the other directors.

The Board of Directors has no reason to believe that any nominee will be unable to serve or decline to serve as a director if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board will either select a substitute nominee or will reduce the size of the Board. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee.

In accordance with Grill Concepts’ bylaws, directors are elected by a plurality vote of shares represented and entitled to vote at the meeting. That means the seven nominees will be elected if they receive more affirmative votes than any other nominees. In accordance with applicable law, in electing directors, stockholders may cumulate their votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the stockholder as of the Record Date, or distribute such stockholder’s votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than the number of directors to be elected. However, no stockholder shall be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate the stockholder’s votes.

The Board of Directors unanimously recommends a vote “For” all nominees.

Director Information

Set out below is certain information concerning our nominees for election as directors of the Company:

Richard Dantas Age: 39 Director since 2005 No Board Committees

Mr. Dantas has served as Vice President, Strategy of Starwood Hotels and Resorts Worldwide, Inc since April 2005. Previously, Mr. Dantas was with PepsiCo’s Frito-Lay Division from 1993 to 2005 where he held a variety of line, staff and general management positions in Europe, South Africa and North America. Most recently he was Frito-Lay North America’s Vice-President for the Mid-Atlantic region.

Philip Gay Age: 48 Nominee No Board Committees

Mr. Gay has served as our Executive Vice President and Chief Financial Officer since July 2004 and will become our President and Chief Executive Officer effective following the Annual Meeting. From March 2000 until he joined Grill Concepts in July 2004, Mr. Gay served as Managing Director of Triple Enterprises, a business advisory firm that assisted mid-cap sized companies with financing, mergers and acquisitions, franchising and strategic planning. From March 2000 to November 2001, Mr. Gay served as an independent consultant with El Paso Energy. Previously he has served as Chief Financial Officer for California Pizza Kitchen (1987 to 1994), Chief Financial Officer and Interim Chief Executive Officer for Wolfgang Puck Food Company (1994 to 1996), Chief Executive Officer for Color Me Mine and has held various Chief Operating Officer and Chief Executive Officer positions with Diversified Food Group from 1996 to 2000. Mr. Gay is also on the Board of Motor Car Parts of America, a publicly traded company that remanufactures starters and alternators, and on the Board of The California Restaurant Association. He is a Certified Public Accountant, a former audit manager at Laventhol and Horwath and a graduate of the London School of Economics.

Glenn Golenberg Age: 65 Director since 1995 Committees: Audit and Compensation

Mr. Golenberg is a Managing Director of Golenberg & Company, formed in 1978, and The Bellwether Group, LLC, merchant banking firms that invest in and provide consulting and financial advisory services to a broad range of businesses. Prior to forming Golenberg & Company, Mr. Golenberg served in various research and management positions in the investment banking industry from 1966 to 1978. Previously, Mr. Golenberg was a CPA with Arthur Andersen & Co.

Stephen Ross Age: 57 Director since 2001 Committees: Audit and Compensation

Mr. Ross is a consultant to the entertainment and related industries. From 1989 to 2001, Mr. Ross served as Executive Vice President – Special Projects for Warner Bros. Previously, Mr. Ross served as Senior Vice President and General Counsel for Lorimar Telepictures Corporation, and its predecessors, from 1981 to 1989. Since 2001, Mr. Ross has served as a director of MAI Systems Corporation, an information technology solutions provider for the hotel industry.

Bruce Schwartz Age: 66 Director since 2004 Committees: Audit and Compensation

Mr. Schwartz served, from 1989 until his retirement in 2003, in various executive capacities with Sysco Food Services of Los Angeles, Inc., a major food services company and subsidiary of NYSE traded Sysco Corporation. From 1989 to 1996, Mr. Schwartz served as President and Chief Operating Officer of Sysco Food Services and, from 1996 to 2003, Mr. Schwartz served as Chairman of the Board and Chief Executive Officer of Sysco Food Services.

Robert Spivak Age: 62 Director since 1995 No Board Committees

Mr. Spivak has served as President, Chief Executive Officer and a director of the Company since 1995. Mr. Spivak was a co-founder of the Company’s predecessor, Grill Concepts, Inc. (a California corporation) (“GCI”) and served as President, Chief Executive Officer and a director of GCI from the company’s inception in 1988 until 1995. Prior to forming GCI, Mr. Spivak co-founded, and operated, The Grill on the Alley restaurant in Beverly Hills in 1984. Mr. Spivak is a founder and past president of the Beverly Hills Restaurant Association. Mr. Spivak also chairs the executive advisory board of the Collins School of Hotel and Restaurant Management at California State Polytechnic University at Pomona, is Director Emeritus of the California Restaurant Association and is a member of the Board of Directors of DiRoNA – Distinguished Restaurants of North America.

Michael Weinstock Age: 63 Director since 1995 No Board Committees

Mr. Weinstock has served as Executive Vice President and a director of the Company since 1995 and as Chairman of the Board since 2000. From 1995 to 2000, Mr. Weinstock served as Vice-Chairman of the Board. Mr. Weinstock was a co-founder of GCI and served as Chairman of the Board, Vice President and a director of GCI from 1988 until 1995. Prior to forming GCI, Mr. Weinstock co-founded The Grill on the Alley restaurant in Beverly Hills in 1984. Mr. Weinstock previously served as President, Chief Executive Officer and a director of Morse Security Group, Inc., a security systems manufacturer.

PROPOSAL 2 – APPROVAL OF THE COMPANY’S 2006 EQUITY INCENTIVE PLAN

In April 2006, the Board of Directors adopted, subject to stockholder approval, the Company’s 2006 Equity Incentive Plan (the “2006 Plan”). The 2006 Plan has a share reserve of 500,000 shares. As of April 10, 2006, 763,275 shares were subject to options under the Company’s existing stock option plans and 3,000 shares remained eligible for grant under those plans.

The Company believes that appropriate equity incentives are critical to attracting and retaining the best employees in its industry. The approval of this proposal will enable the Company to continue to provide such incentives.

The Board has full discretion to determine the number of awards to be granted to participants under the 2006 Plan, subject to an annual limitation on the total number of awards that may be granted to any employee. Prior to the Annual Meeting, the Company will not grant any awards under the 2006 Plan.

Key Features of the 2006 Equity Incentive Plan:

•

An independent committee of the Board of Directors administers the plan;

•

500,000 shares are authorized for grant under the Plan;

•

Awards may not be granted later than 10 years from the Effective Date;

•

Awards may be stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, deferred compensation awards and other stock-based awards;

•

Stock options and stock appreciation rights may not be repriced without stockholder approval;

•

Stock options and stock appreciation rights may not be granted below fair market value;

•

Awards other than stock options and stock appreciation rights will be charged against the 2006 Plan share reserve at the rate of 2 shares for each share actually granted;

•

Shares tendered in payment of a stock option, shares withheld for taxes and shares repurchased by the Company using stock option proceeds will not be available again for grant; and

•

The 2006 Plan reserve also will be reduced by the full amount of shares granted as stock appreciation rights, regardless of the number of shares upon which payment is made.

Summary of the 2006 Plan

The following is a summary of the material terms of the 2006 Plan. It is qualified in its entirety by the specific language of the 2006 Plan, which is included as an appendix to this proxy statement and which is available to any stockholder upon request.

General

The 2006 Plan provides for the grant of incentive and nonstatutory stock options as well as stock appreciation rights, restricted stock, restricted stock units, performance units and shares and other stock-based awards. Incentive stock options granted under the 2006 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Nonstatutory stock options granted under the 2006 Plan are not intended to qualify as incentive stock options under the Code.

Purpose

The purpose of the 2006 Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract and retain persons eligible to receive options under the 2006 Plan and by motivating such persons to contribute to the growth and profitability of the Company.

Administration

The 2006 Plan is administered by the Board of Directors and its designees. The Board has the power to construe and interpret the 2006 Plan and, subject to the provisions of the 2006 Plan, to determine the persons to whom and the dates on which awards will be granted, the number of shares to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration to be paid upon exercise of an award, and other terms of the award. The Board of Directors is authorized to delegate administration of the 2006 Plan to a committee of outside directors. The Board has delegated administration of the 2006 Plan to the Compensation Committee of the Board. As used herein with respect to the 2006 Plan, the “Board” refers to the Compensation Committee, as well as to the Board of Directors itself.

Stock Subject to the 2006 Plan

The share reserve under the 2006 Plan will be equal to 500,000 shares. If awards granted under the 2006 Plan expire, are cancelled or otherwise terminate without being exercised, the shares of Common Stock subject to such expired, cancelled or terminated awards will then be available for grant under the 2006 Plan.

Shares subject to stock options and stock appreciation rights will be charged against the 2006 Plan share reserve on the basis of one (1) share for each one (1) share granted. Shares subject to all other types of awards will be charged against the 2006 Plan share reserve on the basis of two (2) shares for each one (1) share granted. Any shares returned to the reserve as described above will be returned on the same basis as they are charged.

Eligibility

Awards other than incentive stock options generally may be granted only to employees, directors and consultants of the Company, or certain related entities or designated affiliates. An incentive stock option can only be granted to a person who, on the effective date of grant, is an employee of the Company, a parent corporation or a subsidiary corporation. As of April 10, 2006, while approximately 1,600 employees would have been eligible for discretionary grants under the 2006 Plan, the Company presently intends that only approximately 60 key restaurant-level employees and corporate employees will receive such grants.

No incentive stock options may be granted under the 2006 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company, or any of its parent or subsidiary corporations, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed 5 years from the date of grant. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options granted under the 2006 Plan are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its parent and subsidiary corporations) may not exceed $100,000. In order to permit awards to qualify as “performance based compensation” under Code Section 162(m) no employee may be granted awards under the 2006 Plan in excess of the following in each fiscal year of the Company:

•

Stock options and stock appreciation rights: No more than 200,000 shares.

•

Restricted stock and restricted stock unit awards having vesting based upon the attainment of performance goals and performance share awards: No more than 100,000 shares in the aggregate.

•

Performance unit awards: No more than $1,000,000 for each full fiscal year contained in the performance period of the award.

Options and Stock Appreciation Rights

The following is a description of the general terms of options and stock appreciation rights under the 2006 Plan. Individual grants may have terms that differ from those described below.

Exercise Price; Payment

The exercise price of incentive stock options under the 2006 Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of nonstatutory stock options and stock appreciation rights may not be less than the fair market value of the stock subject to the award on the date of the option grant. On April 10, 2006, the closing price of the Company’s Common Stock as reported on the Nasdaq Stock Market was $3.45 per share. The exercise price of options granted under the 2006 Plan must be paid: (i) in cash, by check or cash equivalent, (ii) by tender to the Company, or attestation to the ownership of shares of Common Stock of the Company owned by the optionee having a fair market value not less than the exercise price, (iii) in any other form of legal consideration acceptable to the Board, or (iv) any combination of the above.

No Repricing

The 2006 Plan does not permit the Company to lower the exercise price of options or stock appreciation rights or to exchange options or stock appreciation rights for awards with a lower exercise price without further stockholder approval.

Exercise

Options and stock appreciation rights granted under the 2006 Plan may become exercisable (“vest”) in cumulative increments as determined by the Board provided that the holder’s employment by, or service as a director or consultant to the Company or certain related entities or designated affiliates (“service”) continues from the date of grant until the applicable vesting date. Shares covered by awards granted under the 2006 Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an award may be exercised.

Term

The maximum term of options and stock appreciation rights under the 2006 Plan is ten years, except that in certain cases (see “Eligibility” above) the maximum term is five years. The 2006 Plan provides for earlier termination of an award due to the holder’s cessation of service.

Restrictions on Transfer

Incentive stock options granted under the 2006 Plan may not be transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the person to whom the option is granted only by such person. A nonstatutory stock option or stock appreciation right is not transferable in any manner other than (i) by will or by the laws of descent and distribution, (ii) by written designation of a beneficiary taking effect upon the death of the optionee, (iii) by delivering written notice to the Company that the optionee will be gifting to certain family members or other specific entities controlled by or for the benefit of such family members, and such other transferees as the Board may approve.

Restricted Stock Units

The Board may grant restricted stock units under the 2006 Plan that represent a right to receive shares of our common stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to the company. The Board may grant restricted stock unit awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. Unless otherwise provided by the Board, a participant will forfeit any restricted stock units which have not vested prior to the participant’s termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Board may grant restricted stock units that entitle their holders to receive dividend equivalents, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay.

Restricted Stock Awards

The Board may grant restricted stock awards under the 2006 Plan either in the form of a restricted stock purchase right, giving a participant an immediate right to purchase common stock, or in the form of a restricted stock bonus, for which the participant furnishes consideration in the form of services to the company. The Board determines the purchase price payable under restricted stock purchase awards, which may be less than the then current fair market value of our common stock. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Board specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Shares acquired pursuant to a restricted stock award may not be transferred by the participant until vested. Unless otherwise provided by the Board, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Participants holding restricted stock will generally have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award.

Performance Awards

The Board may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Board determines in writing and sets forth in a written agreement between the company and the participant. To the extent compliance with Section 162(m) of the Code is desired, a committee comprised solely of “outside directors” under Section 162(m) shall act with respect to performance awards, and “Board” as used in this section shall mean this committee. These awards may be designated as performance shares or performance units. Performance shares and performance units are obligations of the company and generally having initial values, respectively, equal to the fair market value determined on the grant date of a share of common stock and a value set by the Board. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock) or any combination thereof.

Prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m) of the Code, the Board will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the company and each subsidiary corporation consolidated with the company for financial reporting purposes, or such division or business unit of the company as may be selected by the Board. The Board, in its discretion, may base performance goals on one or more of the following such measures: sales revenue, gross margin, operating margin, operating income, pre-tax profit, earnings before stock-based compensation expense, interest, taxes, depreciation and amortization, net income, expenses, the market price of our common stock, earnings per share, return on stockholder equity, return on capital, return on net assets, economic value added, market share, customer service, customer satisfaction, safety, total stockholder return, free cash flow, net operating income, operating cash flow, return on investment, employee satisfaction, employee retention, balance of cash, cash equivalents and marketable securities, product development, research and development expenses, completion of an identified special project, completion of a joint venture or other corporate transaction, or other measures as determined by the Board. The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Board. The degree of attainment of performance measures will be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the Board, excluding the effect (whether positive or negative) of changes in accounting standards or any extraordinary, unusual or nonrecurring item occurring after the establishment of the performance goals applicable to a performance award.

Following completion of the applicable performance period, the Board will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Board retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable on the basis of the performance goals attained to a participant who is a “covered employee” within the meaning of Section 162(m) of the Code. However, no such reduction may increase the amount paid to any other participant. The Board may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect the participant’s individual job performance or other factors determined by the Board. In its discretion, the Board may provide for the payment to a participant awarded performance shares of dividend equivalents with respect to cash dividends paid on the company’s common stock. The Board may provide for performance award payments in lump sums or installments. If any payment is to be made on a deferred basis, the Board may provide for the payment of dividend equivalents or interest during the deferral period.

Unless otherwise provided by the Board, if a participant’s service terminates due to the participant’s death or disability prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant’s service during the performance period. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the 2006 Plan provides that, unless otherwise determined by the Board, the performance award will be forfeited. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.

Deferred Compensation Awards

The 2006 Plan authorizes the Board to establish a deferred compensation award program. If and when implemented, participants designated by the Board who are officers, directors or members of a select group of highly compensated employees may elect to receive, in lieu of compensation otherwise payable in cash or in lieu of cash or shares of common stock issuable upon the exercise or settlement of stock options, stock appreciation rights or performance share or performance unit awards, an award of deferred stock units. Each such stock unit represents a right to receive one share of our common stock at a future date determined in accordance with the participant’s award agreement. Deferred stock units are fully vested upon grant and will be settled by distribution to the participant of a number of whole shares of common stock equal to the number of stock units subject to the award as soon as practicable following the earlier of the date on which the participant’s service terminates or a settlement date elected by the participant at the time of his or her election to receive the deferred stock unit award. Participants are not required to pay any additional consideration in connection with the settlement of deferred stock units. A holder of deferred stock units has no voting rights or other rights as a stockholder until shares of common stock are issued to the participant in settlement of the stock units. However, participants holding deferred stock units will be entitled to receive dividend equivalents with respect to any payment of cash dividends on an equivalent number of shares of common stock. Such dividend equivalents will be credited in the form of additional whole and fractional stock units determined in accordance with a method specified by the Board in the participant’s award agreement. Prior to settlement, deferred stock units may not be assigned or transferred other than by will or the laws of descent and distribution.

Other Stock-Based Awards

The Plan permits the Board to grant other awards based on the Company’s stock or on dividends on the Company’s stock.

Effect of Certain Corporate Events

In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, appropriate adjustments will be made in the number and class of shares subject to the 2006 Plan and to any outstanding awards, in the Section 162(m) per employee grant limit (see “Federal Income Tax Information — Potential Limitation on Company Deductions,” below), and in the exercise price per share of any outstanding awards. Any fractional share resulting from an adjustment will be rounded down to the nearest whole number, and at no time will the exercise price of any option or stock appreciation right be decreased to an amount less than par value of the stock subject to the award.

If a change in control occurs, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may either assume the Company’s rights and obligations under the outstanding awards or substitute substantially equivalent awards for such corporation’s stock. Awards that are not assumed, replaced or exercised prior to the change in control will terminate. The Board may grant awards that will accelerate in connection with a change in control. The acceleration of an award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

Duration, Amendment and Termination

The Board may amend or terminate the 2006 Plan at any time. If not earlier terminated, the 2006 Plan will expire on the tenth anniversary of stockholder approval.

The Board may also amend the 2006 Plan at any time or from time to time. However, no amendment authorized by the Board will be effective unless approved by the stockholders of the Company if the amendment would: (i) increase the number of shares reserved for options under the 2006 Plan; (ii) change the class of persons eligible to receive incentive stock options; or (iii) modify the 2006 Plan in any other way if such modification requires stockholder approval under applicable law, regulation or rule.

Specific Grants

Awards under the 2006 Plan are discretionary. Accordingly, it is not possible to determine the number of awards that may be granted under the 2006 Plan to specific individuals.

Federal Income Tax Information

Incentive Stock Options

An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option. Optionees who do not dispose of their shares for two years following the date the incentive stock option was granted or within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies both such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares either within two years after the date of grant or within one year from the date of exercise (referred to as a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-

term if the optionee’s holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options and Stock Appreciation Rights

Nonstatutory stock options and stock appreciation rights have no special tax status. A holder of these awards generally does not recognize taxable income as the result of the grant of such award. Upon exercise of a nonstatutory stock option or stock appreciation right, the holder normally recognizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the exercise date. If the holder is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option or stock appreciation right, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the holding period of the shares is more than 12 months. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option or stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or stock appreciation right or the sale of the stock acquired pursuant to such grant.

Restricted Stock

A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date.” The “determination date” is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Performance and Restricted Stock Unit Awards

A participant generally will recognize no income upon the receipt of a performance share, performance unit or restricted stock unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any substantially vested shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above (see discussion under “Restricted Stock”). Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date” (as defined above under “Restricted Stock”), will be taxed as capital gain or loss. The company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Deferred Compensation Awards

A participant generally will recognize no income upon the receipt of deferred compensation awards. Upon the settlement of the awards, the participant normally will recognize ordinary income in the year of settlement in an amount equal to the fair market value of the shares received. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the date they are transferred to the participant, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Potential Limitation on Company Deductions

Code Section 162(m) denies a deduction to the Company for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with applicable regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation, provided that: (i) the option plan contains a per-employee limitation on the number of shares for which options or stock appreciation rights may be granted during a specified period, (ii) the per-employee limitation is approved by the stockholders, (iii) the option is granted by a Compensation Committee comprised solely of “outside directors” (as defined in Section 162(m)) and (iv) the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.

For the aforementioned reasons, the 2006 Plan provides for an annual per employee limitation as required under Section 162(m) and the Company’s Compensation Committee is comprised solely of outside directors. Accordingly, options or stock appreciation rights granted by the Compensation Committee qualify as performance-based compensation, and the other awards subject to performance goals may qualify.

Other Tax Consequences

The foregoing discussion is intended to be a general summary only of the federal income tax aspects of awards granted under the 2006 Plan; tax consequences may vary depending on the particular circumstances at hand. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable. Participants in the 2006 Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

Vote Required and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the annual meeting of stockholders, as well as the presence of a quorum representing a majority of all outstanding shares of common stock of Grill Concepts, either in person or by proxy. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum but otherwise will not have any effect on the outcome of the proposal.

The Board of Directors unanimously recommends a vote “For” approval of the Company’s 2006 Equity Incentive Plan.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has selected Moss Adams LLP as independent auditors for the fiscal year ending December 31, 2006, and recommends that the shareholders vote for ratification of such appointment. Moss Adams LLP, has served as the Company’s independent auditors since 2004. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

Representatives of Moss Adams LLP are expected to be present at the Annual Meeting, will be afforded an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate inquiries from shareholders.

The Board of Directors unanimously recommends a vote “For” the ratification of the appointment of Moss Adams LLP as independent accountants for Grill Concepts.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Committee Report

Policy. The Compensation Committee of the Board of Directors reviews and approves the general compensation policies of the Company with respect to stock options and the compensation plans and specific compensation levels for executives of the Company. The Compensation Committee consists of the three directors named below. The Board has determined that all members of the Compensation Committee are (i) independent as defined under applicable Nasdaq rules, (ii) non-employees within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, and (iii) “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code.

The primary consideration of the Compensation Committee in determining overall executive compensation is to motivate, reward and retain the best management team to achieve the company’s objective and thus compensation is based upon a combination of overall financial performance of the company, the meeting of long term objectives and each individuals’ experience and past performance, while considering salaries of other executives in similar companies. In developing performance criteria, individual and company objectives, compensation structures and comparables, the Compensation Committee may, at its election, retain third party compensation consultants. No compensation consultants were used in 2005.

The CEO recommends, based on the Company’s performance evaluation policies and procedures, the compensation to be paid to executive officers other than himself; final determination of the amount of compensation rests with the Compensation Committee. The CEO’s compensation, including all components thereof, is fixed periodically by employment agreement based on negotiations between the CEO and the Compensation Committee. Other than those negotiations, the CEO does not participate in discussions about his compensation matters or in the making of recommendations about his compensation.

The executive compensation system consists of three major components: base salary, annual incentive – consisting of participation in a cash bonus program, and long-term incentive compensation – consisting of stock option grants.

Base Salary. For fiscal 2005, the base salary of the executive officers, other than the Chief Executive Officer and Chief Financial Officer whose salaries are determined by employment agreements, was set based upon the results of the executive’s performance review. Each executive is reviewed by the Chief Executive Officer and given specific objectives, which vary with the executive’s position and responsibilities. At the next annual review, the actual performance of the executive is compared to the previously established specific objectives and base salary is adjusted accordingly based on the recommendation of the CEO subject to review and approval by the Compensation Committee.

Cash Bonus Program. During 2005, the Compensation Committee established a formula for cash bonuses to be paid to executive officers that is based upon financial performance of the Company. The formula provides for a pool of money to be split among the various executives. The amount of the bonus pool is based upon the Company’s financial performance taking into account financial performance of the Company relative to budgeted profitability targets and other performance criteria established by the Compensation Committee. The maximum annual bonus available under the bonus plan ranged from 10% to 25% of base salary during 2005, depending on the individual’s position in the Company and measurement of Company financial performance against the foregoing annual incentive compensation criteria.

Based on the Company’s fiscal 2005 performance relative to the performance criteria established by the Compensation Committee for 2005, the Company paid $271,628 of cash bonuses to its executive officers.

Stock Options. The Company believes that the granting of stock options serves as a long-term incentive to officers and other employees of the Company and its subsidiaries. The Company’s stock option plans provide the Company with flexibility in awarding of stock options.

Based on a review of the level of options held and other equity ownership in the Company, stock option grants to officers during 2005 were made to select management personnel. Stock option grants in 2005 to all employees and directors totaled 138,750 shares, or 2.4% of the shares outstanding at year-end, of which 14,000 options were granted to executive officers.

2005 Compensation of the CEO. The 2005 salary of the CEO was fixed at $270,000 by an employment agreement entered into and effective January 1, 2004 which is based on the Committee’s review of Mr. Spivak’s prior performance, the Company’s future plans and the salaries of CEO’s of similarly positioned companies. Pursuant to his employment agreement with the Company, Mr. Spivak also received, in addition to benefits generally available to all employees, a non-accountable expense allowance of $18,000, a $1,000,000 life insurance policy, the annual premiums of which totaled $18,192 during 2005, and use of a leased automobile and reimbursement of expenses relating to the use of the same, totaling $18,594 during 2005. No stock options were granted to Mr. Spivak during 2005. The current employment agreement with Mr. Spivak runs through 2006 and provides for base salary of $280,000 in 2005 and $300,000 in 2006 and provides that Mr. Spivak and his spouse will be provided with continuing coverage, at the Company’s expense, under the Company’s existing group life, health, accident, disability, liability or hospitalization insurance plans, pension plans, severance plans or retirement plans for a period of five years following the term of Mr. Spivak’s employment agreement.

Pursuant to Mr. Spivak’s employment agreement, Mr. Spivak is eligible to earn a cash bonus ranging up to 50% of his base salary based on attainment of performance goals established by the Committee annually. Based on a review of performance versus the Company’s plan, during 2005, the Company paid $135,000 bonus to Mr. Spivak.

In conjunction with the execution of Mr. Spivak’s employment agreement in 2004, the Committee approved and the Company entered into a Consulting Agreement with Mr. Spivak pursuant to which Mr. Spivak will provide ongoing consulting services to the Company for a period of ten years following the end of his employment with the Company. Under the terms of the consulting agreement, Mr. Spivak will provide an estimated 40 hours of services per month and will receive $12,500 per month plus use of an office and, for a period of eighteen months, an automobile, a restaurant meal allowance of $1,000 per month and medical, life and disability insurance.

In entering into the employment agreement and consulting agreement with Mr. Spivak, and fixing Mr. Spivak’s compensation during 2004 and later years, the Committee took into account the critical role Mr. Spivak has played in developing and implementing the Company’s operating strategies and the Committee’s belief that securing Mr. Spivak’s ongoing advice and services following his eventual departure from the Company would be critical to an effective transition in leadership when that time arrives.

Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code contains provisions, which could limit the deductibility of certain compensation payments to the Company’s executive officers. The Company believes that any compensation realized in connection with the exercise of stock options granted by the Company will continue to be deductible as performance based compensation. The policy of the Company is to design its compensation programs generally to preserve the tax deductibility of compensation paid to its executive officers. The Committee could determine, however, taking into consideration the burdens of compliance with Section 162(m) and other relevant facts and circumstances, to pay compensation that is not fully deductible, if the Committee believes such payments are in the Company’s best interests.

Review of All Components of Executive Compensation. The Committee has reviewed all components of the compensation packages of the Company’s CEO and other most highly compensated executive officers, including salary, bonus, stock option grants, potential realizable value of options held, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits provided and the value of future severance and post-retirement payment obligations.

Committee Conclusions. Based on the foregoing, the Committee finds that the total compensation of the CEO and the other highest paid executives, in the aggregate is reasonable and not excessive.

COMPENSATION COMMITTEE

Stephen Ross, Chairman
Glenn Golenberg
Bruce Schwartz

Summary Compensation Table

The following table sets forth information concerning cash and non-cash compensation paid or accrued for services in all capacities to the Company during the year ended December 25, 2005 of each person who served as the Company’s Chief Executive Officer during fiscal 2005 and the next four most highly paid executive officers whose salary exceeded $100,000 (the “Named Officers”).

Name and Principal Position	Year	Salary ($)	Annual Compensation Bonus ($)	Other ($)		Long Term Compensation Stock Options (#)

Robert Spivak	2005	275,434	135,000	54,786	(1)	0
President and	2004	259,123	0	48,050	(1)	25,000
Chief Executive Officer	2003	244,039	0	55,178	(1)	0

John Sola	2005	168,113	41,990	0		7,000
Senior Vice President – Culinary	2004	150,148	0	0		6,000
	2003	151,460	0	0		6,000

Michael Weinstock	2005	150,921	39,465	0		0
Executive Vice President and	2004	148,327	0	0		0
Chairman of the Board	2003	116,829	0	0		0

Philip Gay	2005	220,693	55,173	0		7,000
Chief Financial Officer and	2004	93,101	0	15,000	(2)	50,000
Executive Vice President	2003	0	0	0		0

Louie Feinstein	2005	138,811	36,040	0		7,000
Vice President Operations	2004	134,554	0	0		4,000
	2003	132,448	0	0		4,000

——————

(1)

Mr. Spivak receives the use of a leased automobile and reimbursement of all expenses related to the use thereof  ($18,594 in 2005; $13,219 in 2004; and $14,956 in 2003), a $1,500 per month non-accountable expense allowance ($18,000 in each of 2005, 2004 and 2003) and a $1,000,000 term life insurance policy ($18,192 in 2005; $16,831 in 2004; and $22,222 in 2003), in addition to vacation benefits, expense reimbursements and participation in medical, retirement and other benefit plans which are generally available to the Company’s executives.

(2)

Mr. Gay received $15,000 as a relocation allowance in connection his hiring. Mr. Gay’s service commenced on July 12, 2004.

Stock Option Grants

The following table sets forth information concerning the grant of stock options made during 2005 to each of the Named Officers:

Name	Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%

Robert Spivak	—	—	—	—	—	—
John Sola	7,000	5.05%	4.22	08/08/15	$18,577	$47,079
Michael Weinstock	—	—	—	—	—	—
Philip Gay	7,000	5.05%	4.22	08/08/15	$18,577	$47,079
Louie Feinstein	7,000	5.05%	4.22	08/08/15	$18,577	$47,079

Stock Option Exercises and Year-End Option Values

The following table sets forth information concerning the exercise of stock options during 2005 by each of the Named Officers and the number and value of unexercised options held by the Named Officers at the end of 2005:

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at FY-End (#)		Value of Unexercised In-the Money Options at FY-End ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable

Robert Spivak	0	0	116,667	8,333	5,000	500
John Sola	0	0	48,000	22,000	39,126	17,034
Michael Weinstock	0	0	0	0	0	0
Philip Gay	0	0	10,000	47,000	9,700	38,800
Louie Feinstein	4,000	13,100	15,700	20,000	12,797	15,015

——————

(1)

Based on the fair market value per share of the Common Stock at year-end, minus the exercise price of “in-the-money” options. The closing price for the Company’s Common Stock on December 30, 2005 on the Nasdaq Small-Cap Market was $3.20.

Equity Compensation Plan Information

The Company maintains the Grill Concepts, Inc. 1998 Comprehensive Stock Option and Award Plan pursuant to which it may grant equity awards to eligible persons.

The following table gives information about equity awards under the Company’s existing plan as of December 25, 2005:

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by security holders	713,275	$2.90	53,000
Equity compensation plans not approved by security holders	—	—	—
Total	713,275	$2.90	53,000

Employment Contracts

Bob Spivak. The Company and Robert Spivak, the Company’s President and Chief Executive Officer, entered into a new employment agreement pursuant to which Mr. Spivak will continue his service for a period of three years, effective January 1, 2004. Mr. Spivak’s employment agreement provides for an annual salary of $260,000 in 2004, $280,000 in 2005 and $300,000 in 2006. In addition, such agreement provides for Mr. Spivak to receive a 25,000 share stock option grant, the use of a leased automobile and reimbursement of all expenses related to the use thereof, a $1,500 per month non-accountable expense allowance, five weeks paid vacation per year, a $1,000,000 term life insurance policy, reimbursement of business related travel and meal expenses, participation, for a period extending five years after the end of the term of Mr. Spivak’s employment agreement, in all medical, retirement and other benefit plans available to the Company’s executives and performance based bonuses in an amount up to fifty percent of salary based on performance criteria established by the Compensation Committee. In conjunction with the execution of the new employment agreement, the Company and Mr. Spivak entered a consulting agreement pursuant to which Mr. Spivak will provide ongoing consulting services to the Company for a period of ten years following the end of his employment with the Company. Under the terms of the consulting agreement, Mr. Spivak will provide an estimated 40 hours of services per month and will receive $12,500 per month plus use of an office and, for a period of eighteen months, an automobile, a $1,000 per month restaurant meal allowance and medical, life and disability insurance.

Philip Gay. The Company and Philip Gay, the Company’s Chief Financial Officer, entered into an employment agreement, effective July 12, 2004, pursuant to which Mr. Gay serves as Executive Vice President and Chief Financial Officer for a period of one year. Mr. Gay’s employment agreement provides for an annual salary of $211,000 with annual cost of living increases. In addition, such agreement provided for Mr. Gay to receive a 50,000 share stock option grant vesting over five years and a performance based bonus in an amount up to twenty-five percent of salary based on performance criteria established by the Compensation Committee.

In connection with the pending retirement of Mr. Spivak and appointment of Mr. Gay as President and Chief Executive Officer, the Company has entered into a new employment agreement with Mr. Gay, effective June 22, 2006. Pursuant to the new employment agreement, on the effective date thereof, Mr. Gay will assume the positions of President and Chief Executive Officer and will relinquish his roles as Executive Vice President and Chief Financial Officer. Mr. Gay’s compensation under his new employment agreement will consist of (1) a base annual salary of $275,000 during the first year, increasing to $300,000, $325,000 and $350,000 on each succeeding anniversary of the effective date; (2) performance-based bonuses in an amount up to 50% of his applicable salary based on metrics established annually by the Compensation Committee; (3) a stock option to purchase 50,000 shares of common stock at $3.19 per share over a period of ten years and vesting 1/3 on each of June 22, 2007, June 22, 2008 and June 22, 2009; (4) use of a company automobile plus payment of repair, maintenance and insurance costs with respect to such automobile in an amount not to exceed $10,000 annually; (5) a term life insurance policy in the amount of $1,000,000; (6) participation in all group life, health, accident, disability, liability or hospitalization insurance plans, pension plans, severance plans or retirement plans available to the highest level executives of the company; (7) five weeks of paid vacation; and (8) participation in any and all other benefit plans adopted from time to time by the company for the benefit of its employees.

Change in Control Agreements

In September 2005, the Company entered into Change in Control Agreements, on substantially identical terms, with each of Michael Weinstock, Philip Gay, John Sola and Louie Feinstein.

Under the Change in Control Agreements, each of the employees is entitled to payment of a severance payment in the event that his employment is terminated in connection with a change in control. The severance benefits are payable if the employee is terminated within 90 days prior to or one year following a change in control, unless termination is for cause or voluntary resignation (which does not include resignations resulting from a material adverse change in responsibilities, status, compensation, authority or location of work place) or death or disability.

Severance benefits consist of a lump sum cash payment equal to one and one-half times the sum of (1) the employee’s highest annual salary rate within 3 years prior to the date of termination, and (2) the annualized average bonuses and incentive pay during the 2 years prior to the date of termination. In the event of such termination, all unvested stock options held by each covered employee will immediately be fully vested and exercisable. Additionally, the employees will be entitled, for a period of two years, to group medical, dental, life and disability insurance subject to reduction or termination in the event the employee has concurrent coverage through another plan. In addition, if the employees are required to pay any excise tax as a result of the severance payment, the Company will pay an additional amount to the employees to compensate for any such excise tax.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table is furnished as of April 10, 2006 to indicate beneficial ownership of shares of the Company’s Common Stock by (1) each shareholder of the Company who is known by the Company to be a beneficial owner of more than 5% of the Company’s Common Stock, (2) each director, nominee for director and Named Officer of the Company, individually, and (3) all officers and directors of the Company as a group. The information in the following table was provided by such persons.

		Amount and Nature of Beneficial Ownership(1)
Name and Address of Beneficial Owner	Shares	Shares Underlying Options, Warrants and Other Convertible Securities(2)	Total(2)	Percent of Class(2)

Starwood Hotels & Resorts Worldwide, Inc.(3)	666,667	666,667	1,333,334	20.7%
Michael Weinstock(4)(5)	514,565	0	514,565	8.9%
Robert Spivak(4)(5)(6)	426,091	116,667	542,758	9.2%
Aaron Ferrer(7)	410,024	0	410,024	7.1%
Keith Wolff(8)	337,625	95,000	432,625	7.4%
Cundill International Company Ltd(9)	290,500	0	290,500	5.0%
Lewis Wolff(10)	164,156	246,250	410,406	6.8%
Stephen Ross(11)	85,909	97,815	183,724	3.1%
Glenn Golenberg	21,875	42,000	63,875	1.1%
John Sola(12)	8,750	49,200	57,950	1.0%
Philip Gay(13)	—	10,000	10,000	*
Bruce Schwartz	—	12,250	12,250	*
Richard Dantas(14)	—	6,250	6,250	*
Louie Feinstein(15)	—	15,700	15,700	*

All executive officers and directors as a group (9 persons)	1,221,346	599,132	1,820,478	28.4%

——————

*

Less than 1%.

(1)

The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to the table.

(2)

Includes shares of Common Stock not outstanding, but which are subject to options, warrants and other convertible securities exercisable or convertible within 60 days of the date of the information set forth in this table, which are deemed to be outstanding for the purpose of computing the shares held and percentage of outstanding Common Stock with respect to the holder of such options.

(3)

Address is 1111 Westchester Avenue, White Plains, New York 10604. Includes (a) 666,667 shares of common stock held, and (b) 666,667 shares of common stock underlying five year $2.00 warrants. The information set forth herein is based on the Schedule 13D dated July 27, 2001 filed by Starwood Hotels & Resorts Worldwide, Inc. with the Securities and Exchange Commission.

(4)

Address is 11661 San Vicente Blvd., Suite 404, Los Angeles, California 90049.

(5)

All shares indicated as being held by Messrs. Weinstock and Spivak exclude certain shares held by their spouses, children and certain trusts for the benefit of family members. Messrs. Weinstock and Spivak disclaim any beneficial interest in such shares.

(6)

Includes 108,333 shares out of 125,000 shares issuable upon exercise of stock options held by Mr. Spivak.

(7)

Address is 1 Homs Court Hillsborough, California 94010.

(8)

Address is 11828 La Grange Avenue, Los Angeles, California 90025. Includes (a) 242,625 shares of common stock held by Keith Wolff, as Trustee of The Keith M. Wolff 2000 Irrevocable Trust, (b) 95,000 shares of common stock held by KMWGEN Partners, of which Mr. Wolff is the general partner, and (c) 95,000 shares of common stock underlying warrants held by KMWGEN Partners. Mr. Wolff has the sole power to vote or to direct the vote, and the sole power to dispose or to direct the disposition of, the securities beneficially owned by Mr. Wolff, other than the securities owned by KMWGEN Partners, as to which Mr. Wolff shares power with his father, Lewis Wolff. The information set forth herein is based on Amendment No. 1 to the Schedule 13D dated July 27, 2001 filed by Mr. Wolff with the Securities and Exchange Commission and information reflected in Schedule 13D described in note (10) below.

(9)

Address is 15 Alton Hill, Southampton SN01 Bermuda. The information set forth herein is based on the Schedule 13G, Amendment No. 4, dated January 30, 2006 filed by Cundill International Company Ltd with the Securities and Exchange Commission.

(10)

Address is 11828 La Grange Avenue, Los Angeles, California 90025. Includes (a) 2,375 shares of common stock held directly, (b) 161,781 shares of common stock held by KMWGEN Partners, (c) 95,000 shares of common stock underlying five year $2.25 warrants held by KMWGEN Partners, (d) 26,250 shares of common stock issuable upon exercise of stock options held by Mr. Wolff, and (e) 125,000 shares issuable upon conversion of 500 shares of Series II Convertible Preferred Stock, held by KMWGEN Partners. The Series II Convertible Preferred Stock is convertible commencing June 24, 1998 into a number of shares determined by dividing $1,000 per share by the greater of $4.00 or 75% of the average closing price of the Company’s Common Stock over the five trading days immediately preceding conversion, but not higher than $10.00. For purposes hereof, the number of shares shown as being issuable upon conversion of the Series Convertible Preferred Stock is based on a conversion price of $4.00, the minimum conversion price of the Series II convertible Preferred Stock. Mr. Wolff, as Trustee of the Wolff Revocable Trust of 1993, may be deemed to be the beneficial owner of all such securities except for the shares underlying the option to purchase 26,250 shares which option is held directly by Mr. Wolff. Mr. Wolff has the sole power to vote or to direct the vote, and the sole power to dispose or to direct the disposition of, all the shares beneficially owned by Mr. Wolff, other than 190,000 shares beneficially owned by KMWGEN Partners, of which Mr. Wolff and his son, Keith M. Wolff, are the general partners. The information set forth herein is based, in part, on Amendment No. 5 to the Schedule 13D dated March 1, 2003 filed by Mr. Wolff with the Securities and Exchange Commission on April 9, 2003.

(11)

Includes (a) (i) 74,602 shares of common stock held by Stephen Ross and Rachel Ross as co-trustees of the Ross Family Trust, and (ii) 11,307 shares of common stock held by the Mazel Trust of which Stephen Ross is the co-trustee, (b) 63,565 shares of common stock underlying five year $2.25 warrants, held by Stephen Ross and Rachel Ross as co-trustees of the Ross Family Trust, and (c) 34,250 shares issuable upon exercise of stock options held by Mr. Ross.

(12)

Includes 49,200 shares out of 70,000 shares issuable upon exercise of stock options held by Mr. Sola.

(13)

Includes 10,000 shares out of 107,000 shares issuable upon exercise of stock options held by Mr. Gay.

(14)

Mr. Dantas is an officer of Starwood Hotels & Resorts Worldwide. Mr. Dantas disclaims any beneficial interest in any shares held by Starwood Hotels & Resorts Worldwide.

(15)

Includes 15,700 shares out of 35,700 shares issuable upon exercise of stock options held by Mr. Feinstein.

CORPORATE GOVERNANCE AND RELATED MATTERS

Overview

Our Board of Directors believes that corporate governance practices should be designed to create an environment that encourages and supports optimum shareholder value, compliance with all legal requirements and maintenance of the highest standards of integrity. The Board, in conjunction with senior management, has adopted and adheres to corporate governance practices that they believe promote those goals. We continually review governance practices, applicable state law, the rules and listing standards of Nasdaq and SEC regulations, as well as best practices suggested by recognized governance authorities, with a view to establishing and maintaining appropriate systems, practices and procedures which will further our stated goals.

Independence

The Board believes that the interests of the stockholders are best served by having at least a majority of objective independent representatives on the Board.

In determining independence, the Board applies the standards established by the Nasdaq Stock Market. In conjunction with this Proxy Statement, the Board has evaluated all relationships between each director, or nominee, and Grill Concepts and has made the following determinations with respect to the “independence” of each director or nominee for director:

Director/Nominee	Status

Mr. Golenberg	Independent(1)
Mr. Gay	Not independent(2)
Mr. Ross	Independent
Mr. Spivak	Not independent(3)
Mr. Weinstock	Not independent(4)
Mr. Wolff	Not independent(5)
Mr. Dantas	Independent(6)
Mr. Schwartz	Independent

——————

(1)

Mr. Golenberg’s son is married to the daughter of Mr. Spivak, our President and Chief Executive Officer. The Board has concluded that the relationship of Mr. Golenberg’s son and Mr. Spivak’s daughter is not material and does not otherwise impair, or appear to impair, Mr. Golenberg’s ability to make independent judgments and, therefore, does not prevent Mr. Golenberg from being an “independent” director.

(2)

Mr. Gay is the Chief Financial Officer and Executive Vice President, and following the Annual Meeting will assume the positions of President and Chief Executive Officer, of Grill Concepts.

(3)

Mr. Spivak is the President and Chief Executive Officer of Grill Concepts.

(4)

Mr. Weinstock is the Chairman and Executive Vice President of Grill Concepts.

(5)

Mr. Lew Wolff may be deemed to be affiliated with Light Tower Associates and with Hotel Restaurant Properties I, Inc. and Hotel Restaurant Properties II, Inc. Light Tower Associates owns the San Jose Fairmont Hotel and leases to Grill Concepts the site of the San Jose Grill restaurant. Hotel Restaurant Properties is party to an agreement with Grill Concepts pursuant to which Hotel Restaurant Properties assists Grill Concepts in locating restaurant sites in hotel properties and for which Hotel Restaurant Properties receives certain contracted portions of the fees or income derived by Grill Concepts from operating restaurants in locations identified by Hotel Restaurant Properties. Hotel Restaurant Properties is owned by Mr. Wolff’s son, Keith Wolff. Lease payments by Grill Concepts to the Fairmont Hotel during 2005 totaled $257,000. Payments to Hotel Restaurant Properties by Grill Concepts during 2005 totaled $423,000.

(6)

Mr. Dantas, the designated nominee of Starwood Hotels & Resorts Worldwide,  has served as Vice President, Strategy of Starwood since April 2005. Starwood is a principal stockholder of Grill Concepts and is party to a Development Agreement with Grill Concepts pursuant to which certain payments are made between Starwood and Grill Concepts in connection with the development and operation of restaurant properties. Revenues from Starwood, and Starwood affiliates, to Grill Concepts for management services totaled $186,395 during 2005.

In determining that Mr. Dantas is independent, the Board took into consideration that Mr. Dantas was not an executive officer of Starwood and that the total payments from Starwood to Grill Concepts for management services was less than 5% of the revenues of Starwood and less than 5% of the revenues of Grill Concepts. Further, the Board has concluded that this relationship does not impair, or appear to impair, Mr. Dantas’s ability to make independent judgments and, therefore, does not prevent Mr. Dantas from being an “independent” director.

Based on the foregoing analysis, it was determined that at least a majority of the directors of Grill Concepts are “independent” directors under the standards established by Nasdaq.

The Board will continually monitor the standards established for director independence under applicable law or Nasdaq listing requirements and will take all reasonable steps to assure compliance with those standards.

Committees of the Board

In order to facilitate the various functions of the Board of Directors, the Board has created a standing Audit Committee and a standing Compensation Committee. Committee assignments are re-evaluated annually and approved by the Board of Directors at its annual meeting that follows the annual meeting of the stockholders.

Audit Committee. The Audit Committee operates pursuant to a written charter that was amended in February 2004 and is attached to the proxy statement filed with the SEC on April 26, 2004, and available for review on the SEC’s web site. Under its charter, the Audit Committee is given the sole authority and responsibility for the appointment, retention, compensation and oversight of our independent auditors, including pre-approval of all audit and non-audit services to be performed by our independent auditors.

Glenn Golenberg (Chairman), Stephen Ross and Bruce Schwartz are the members, and during 2005 were the members, of the Audit Committee. The Board of Directors has determined that each of the members of the Audit Committee satisfies the independence standards established by Nasdaq for Audit Committee members and that each of the members of the Audit Committee is qualified to serve on the Audit Committee based on their financial and accounting acumen. The Board of Directors has also determined that Glenn Golenberg meets the SEC criteria of an “audit committee financial expert”. Mr. Golenberg has extensive background and experience in accounting and finance, including serving as a principal in Golenberg & Co., an investment banking firm, service as a financial analyst and practice as a certified public accountant at an international accounting firm. Mr. Golenberg holds both an undergraduate and an MBA degree in accounting and is a CPA.

Compensation Committee. The Compensation Committee is responsible for reviewing and approving, on behalf of the Board, the amounts and types of compensation to be paid to Grill Concepts’ executive officers and the non-employee directors; provides oversight and guidance in the development of compensation and benefit plans for all Grill Concepts employees; and administers Grill Concepts’ stock-based compensation plans.

Stephen Ross (Chairman), Glenn Golenberg and Bruce Schwartz were the members, during 2005, of the Compensation Committee. The Board of Directors has determined that each of the members of the Compensation Committee satisfies the independence standards established by Nasdaq. Mr. Schwartz’ service on the Compensation Committee began following the 2005 shareholders meeting in June 2005.

Board Meetings and Executive Sessions

During the year ended December 25, 2005, the Board of Directors held four formal meetings, the Audit Committee held six meetings and the Compensation Committee held two meeting. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors, plus (ii) the total number of meetings held by all committees of the Board of Directors on which the director served.

By resolution adopted by the Board of Directors, commencing in 2004, the non-management members of the Board will meet on a regular basis, not less than twice annually, in executive session without management present. Executive sessions are to be led by a “Lead Director” designated by the non-management directors. An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be called by the Lead Director in his or her own discretion or at the request of the Board.

Nomination of Directors

The Board of Directors does not maintain a standing Nominating Committee. Instead, the Board has adopted, by Board resolution, a process of nominating directors wherein nominees must be selected, or recommended for the board’s selection, by a majority of the independent directors with independence determined in accordance with Nasdaq standards. Because of the relatively small size of the Board and the current demands on the independent directors, the Board determined that the nomination process would best be carried out, while maintaining the independence of the nominating process, by drawing upon the resources of all Board members with the requirement that nominates be selected by a majority of the independent directors.

In assessing potential director nominees, the Board looks for candidates who possess a wide range of experience, skills, areas of expertise, knowledge and business judgment, high integrity and demonstrated superior performance or accomplishments in his or her professional undertakings.

The Board may utilize the services of a search firm to help identify candidates for director who meet the qualifications outlined above.

The Board will also consider for nomination as director qualified candidates suggested by our stockholders. Stockholders can suggest qualified candidates for nomination as director by writing to our corporate secretary at

11661 San Vicente Blvd., Suite 404, Los Angeles, California 90049. Submissions that are received that meet the criteria outlined above are forwarded to the full Board of Directors for further review and consideration.

It is Grill Concepts’ policy that the directors, or nominees for director, who are up for election attend the Annual Meeting. All nominees up for election at the 2005 Annual Meeting of stockholders attended that meeting.

Codes of Ethics

The Board of Directors has adopted a Code of Business Ethics covering all officers, directors and employees of Grill Concepts. We require all employees to adhere to the Code of Business Ethics in addressing legal and ethical issues encountered in conducting their work. The Code of Business Ethics requires that our employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the company’s best interest.

The Board of Directors has also adopted a separate Code of Business Ethics for the CEO and Senior Financial Officers. This Code of Ethics supplements our general Code of Business Ethics and is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters.

Both the Code of Business Ethics and the Code of Business Ethics for the CEO and Senior Financial Officers are filed as exhibits to Grill Concepts’ Annual Report on Form 10-K for the year ended December 28, 2003 and are available for review at the SEC’s web site at www.sec.gov.

Contacting the Board

Any shareholder who desires to contact Grill Concepts’ Lead Director or the other members of the Board of Directors may do so electronically by sending an email to the following address: ggolenberg@bellwethergrp.com. Alternatively, a shareholder can contact the Lead Director or the other members of the Board by writing to: Board of Directors, Grill Concepts, Inc., 11661 San Vicente Blvd., Suite 404, Los Angeles, California 90049. Communications received electronically or in writing are distributed to the Lead Director or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls and auditing matters are received, then they will be forwarded by the Secretary to the Chairman of the Audit Committee for review.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers served during fiscal 2005 as a member of the board of directors or compensation committee of any entity that has had one or more executive officers which served as a member of the Company’s Board of Directors or Compensation Committee.

Compensation of Directors

The general policy of the Board is that compensation for independent directors should be a mix of cash and equity-based compensation. The Company does not pay employee directors for Board service in addition to their regular employee compensation.

The table below details the compensation earned by the Company’s non-employee directors in 2005:

Non-Employee Director	Total of Columns ($)(1)	Annual Retainer ($)(2)	Audit Committee Member Fees ($)(3)	Compensation Committee Member Fees ($)(4)	Special Committee Member Fees ($)(5)	Food Credit ($)(6)	Total Cash Fees	Securities Underlying Options
								#	$(7)

Glenn Golenberg	41,517	4,000	4,000	2,000	11,667	2,000	23,667	7,000	17,850
Stephen Ross	35,683	4,000	4,000	2,000	5,833	2,000	17,833	7,000	17,850
Bruce Schwartz	33,133	4,000	4,000	2,000	5,833	2,000	17,833	6,000	15,300
Lewis Wolff	16,750	4,000	0	0	0	0	4,000	5,000	12,750
Richard Dantas(8)	19,938	4,000	0	0	0	0	4,000	6,250	15,938

——————

(1)

“Total of columns” consists of the sum of fees paid in cash and the Black-Scholes value of option awards granted in 2005.

(2)

The annual retainer was payable in quarterly installments of $1,000.

(3)

The audit committee member fees were payable in quarterly installments of $1,000.

(4)

The compensation committee member fees were payable in quarterly installments of $500.

(5)

An ad hoc committee was formed to evaluate strategic plans commencing in July 2005 and ending in March 2006. Committee members received fees totaling $7,500 each over the term of the committee with the Chair of the Committee, Glenn Golenberg, receiving fees totalling $15,000.

(6)

A food credit of $500 per quarter is provided at Company restaurants.

(7)

These amounts represent the estimated present value of stock options on the date of grant, calculated using the Black-Scholes option pricing model, based on the following assumptions: a volatility of 68.91; an expected life of 5 years; a risk-free interest rate of 3.43%;

(8)

Mr. Dantas joined the board of directors in June 2005.

In accordance with the recommendations of the Company’s Compensation Committee, the Board modified the non-employee directors’ compensation, effective following the Annual Meeting in June 2006, as follows:

•

Maintain the annual cash retainer of $4,000, payable in quarterly installments of $1,000;

•

Increase the annual fee for Audit Committee members from $4,000 to $5,000, payable in quarterly installments of $1,250;

•

Increase the annual fee for Compensation Committee members from $4,000 to $5,000, payable in quarterly installments of $1,250;

•

Add an annual fee for all committee chair of $3,000, payable in quarterly installments of $750;

•

Continue initial grants of 6,250 stock options upon initial appointment or election; and

•

Continue annual grants of 5,000 stock options, plus 1,000 stock options for each committee, on re-election.

The Company does not pay meeting fees. The Company reimburses each director for all expenses of attending meetings.

The table below provides information on the outstanding stock options held by non-employee directors at the end of fiscal 2005:

Non-Employee Director	Number of Securities Underlying Unexercised Options at December 25, 2005 (#)(1)	Value of Unexercised In-the-Money Options at December 25, 2005 ($)(2)

Glenn Golenberg	42,000	17,500
Stephen Ross	34,250	14,420
Bruce Schwartz	12,250	938
Lewis Wolff	26,250	10,300
Richard Dantas	6,250	—

——————

(1)

These amounts represent the total number of shares subject to stock options held by the directors at December 25, 2005. These options were granted at various dates during the years 1995 through 2005.

(2)

These amounts represent the difference between the exercise prices of the stock options and $3.01, which was the closing price of the Company’s stock on December 25, 2005 as reported on the Nasdaq Stock Market for all in-the-money options held by the directors.

All options granted to non-employee directors are exercisable at the fair market value of the Company’s Common Stock on the date of grant. Such options are fully vested and exercisable with respect to all of the shares covered on the date of each grant.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Audit Committee Report

The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of the three directors named below, each of whom is an “independent director” as defined in the applicable listing standards of Nasdaq. The duties of the Audit Committee are summarized in this Proxy Statement under “Committees of the Board” on page 19 and are more fully described in the Audit Committee charter adopted by the Board of Directors. The Audit Committee reviews and assesses the adequacy of its charter each fiscal year. The Audit Committee revised its charter, which was then approved by the Board of Directors, in February 2004. The revised charter is attached to the Proxy Statement filed with the SEC on April 26, 2004 and available for review on the SEC’s web site, www.sec.gov.

As more fully described in its charter, one of the Audit Committee’s primary responsibility is to assist the Board in its oversight of the integrity of the Company’s financial reports. Management is responsible for the Company’s accounting and financial reporting processes, internal controls and the preparation and integrity of the Company’s consolidated financial statements. Moss Adams, the Company’s independent auditing firm, is responsible both for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States of America. The function of the Audit Committee is not to duplicate the activities of management or the auditors, but to serve a Board-level oversight role in which it provides advice, counsel, and direction to management and the auditors.

The Audit Committee has sole authority to select, evaluate and when appropriate, to replace the Company’s independent auditors. The Audit Committee has appointed Moss Adams as the Company’s independent auditors for fiscal year 2006 and has requested stockholder ratification of its appointment.

The Committee has reviewed and discussed with management and Moss Adams the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2005. This review included a discussion with management and Moss Adams regarding the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity and completeness of disclosure of the Company’s consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements, on which Moss Adams issued an unqualified opinion, were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee discussed with Moss Adams, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended. In addition, the Audit Committee received the written disclosures and the letter from Moss Adams required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with Moss Adams its independence from the Company.

The Committee has discussed with management and Moss Adams such other matters and received such assurances from them as the Committee deemed appropriate.

In reliance on the review and discussions referred to above, and the report of Moss Adams, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2005 for filing with the SEC.

THE AUDIT COMMITTEE

Glenn Golenberg, Chairman
Stephen Ross
Bruce Schwartz

Changes in Accountants

On October 18, 2004, the Company dismissed PricewaterhouseCoopers LLP (“PWC”) as its independent registered public accounting firm. On the same date, the Company appointed Moss Adams LLP (“Moss Adams”) as new independent registered public accounting firm.

The decision to dismiss PWC and appoint Moss Adams was recommended and approved by the audit committee and board of directors.

PWC’s reports on the financial statements for the years ended December 28, 2003 and December 29, 2002 did not contain an adverse or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two years ended December 28, 2003 and the subsequent interim period through October 18, 2004, there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s) if not resolved to the satisfaction of PWC, would have caused PWC to make reference to the subject matter of the disagreement(s) in connection with its report.

During the two years ended December 28, 2003 and the subsequent interim period through October 18, 2004, there have been no reportable events of the type required to be disclosed by Item 304(a)(1)(v) of Regulation S-K.

Prior to the engagement of Moss Adams, the Company did not consult with such firm regarding the application of accounting principles to a specific completed or contemplated transaction, or any matter that was either the subject of a disagreement or a reportable event. The Company also did not consult with Moss Adams regarding the type of audit opinion which might be rendered on its financial statements and no oral or written report was provided by Moss Adams.

The Company reported the change of independent accountants on a Form 8-K, provided PWC with a copy of the disclosures contained therein, and filed with Form 8-K a letter from PWC addressed to the Securities and Exchange Commission stating that it agreed with the statements made in the Form 8-K in response to Item 304(a).

Fees Paid to Independent Public Accountants

The following table presents fees for professional audit services rendered by Moss Adams LLP for the audit of the Company’s annual financial statements for the years ended December 25, 2005 and December 26, 2004 and fees billed for other services rendered by Moss Adams during the year and for professional audit services rendered by PricewaterhouseCoopers LLP, our former independent public accountants, for services rendered by PricewaterhouseCoopers LLP during 2004 and 2005.

	Fiscal 2004	Fiscal 2005

Audit fees(1)	207,120	219,913
Audit related fees(2)	47,500	—
Tax fees	4,397	70,391
All other fees	—	—
Total	259,017	290,304

——————

(1)

Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Moss Adams LLP or PricewaterhouseCoopers LLP, as appropriate, in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” This category includes fees related to audits of affiliated entities in which the Company owns an interest or from which the Company receives management or license fees.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may delegate pre-approval authority to one or more members when expedition of services is necessary. The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. None of the fees paid to the independent auditors under the categories Audit-Related, Tax and All Other fees described above were approved by the Audit Committee after services were rendered.

OTHER MATTERS

Performance Graph

The following graph compares the cumulative total investor return on the Company’s Common Stock for the five years ended December 25, 2005 with the S&P SmallCap 600 Index and the S&P SmallCap 600 Restaurant Index.

The graph displayed below is presented in accordance with Securities and Exchange Commission requirements. Shareholders are cautioned against drawing any conclusions from the data contained herein, as past results are not necessarily indicative of future performance. This graph in no way reflects the Company’s forecast of future financial performance.

Base Period	December 31, 2000	December 30, 2001	December 29, 2002	December 28, 2003	December 26, 2004	December 25, 2005

Grill Concepts, Inc.	100	43.48	46.96	88.00	76.52	104.70
S&P SmallCap 600 Index	100	107.43	90.83	125.96	154.16	169.80
S&P 600 Restaurants	100	138.48	129.12	172.51	210.07	221.95

Compliance with Section 16(a) of the Exchange Act

Under the securities laws of the United States, the Company’s directors, its executive officers, and any persons holding more than ten percent of the Company’s Common Stock are required to report their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates during 2005. Based solely on a review of such reports and written statements of its directors, executive officers and shareholders, the Company believes that all of the filing requirements were satisfied on a timely basis in 2005, except each of Mr. Gay, Mr. Sola, Mr. Ross, Mr. Weinstock and Mr. Wolff filed one late Form 4.

Certain Relationships and Transactions

The Company has entered into transactions with various entities that may be deemed to be controlled by Lewis Wolff. Mr. Wolff is the trustee of the Wolff Revocable Trust of 1993 that holds all of the outstanding preferred stock of the Company and may be deemed to be a controlling shareholder of the Company. Mr. Wolff has served as director of the Company since June 2001. Transactions that provide for ongoing obligations and/or rights of the Company, or with respect to which amounts were paid during 2004 and/or 2005, and which may be deemed to have been entered into with Mr. Wolff and his affiliates include: (1) lease of the site of the San Jose Grill at the San Jose Fairmont Hotel from an entity in which Mr. Wolff is a part owner and (2) entry into an agreement with Hotel Restaurant Properties, Inc. (“HRP”), an entity controlled by a member of Mr. Wolff’s family, pursuant to which HRP will assist the Company in locating hotel locations for the opening of restaurants and pursuant to which HRP is entitled to a portion of the fees or profits from those restaurants. Rents in the amount of $257,000 and $160,000 were accrued by the Company with respect to the San Jose Grill during 2005 and 2004, respectively.

In August 1998, the Company entered into an agreement with HRP, of which Mr. Keith Wolff is President. Pursuant to the agreement HRP will assist the Company in locating hotel locations for the opening of restaurants. HRP is entitled to a portion of the fees or profits from those restaurants. The Company paid $423,000 and $235,000 of management fees to HRP during fiscal years 2005 and 2004, respectively. The agreement also provides that HRP will repay to the Company amounts advanced to managed units on behalf of HRP. As of December 25, 2005, HRP owed to the Company $545,000.

In July 2001, the Company completed a series of transactions with Starwood Hotels & Resorts Worldwide, Inc., pursuant to which (1) Starwood acquired, for $1,000,000.50, 666,667 shares of Common Stock and five year $2.00 666,667 warrants to purchase shares of the Company’s Common Stock, (2) the Company and certain shareholders agreed to take appropriate actions, so long as Starwood owns no fewer than 333,333 shares of Common Stock, to cause one nominee of Starwood to be elected to the Company’s board or, in the event the number of restaurants operated pursuant to the Starwood Agreements equals or exceeds ten restaurants, to cause two nominees of Starwood to be elected to the Company’s board, and (3) the Company and Starwood agreed to jointly develop the Company’s branded restaurants in Starwood properties with Starwood being the exclusive major hotel operator in which the Company’s restaurants are developed, managed, operated or licensed. Richard Dantas has been designated as Starwood’s board representative and currently serves as a Director of the Company.

In conjunction with, and as a condition of, the Starwood transactions, the Company was obligated to secure funding, in addition to that provided by Starwood, in an amount not less than $1,000,000 from the sale of equity securities to other investors on terms not more favorable to the investors than those of Starwood. Pursuant to that obligation, the Company sold, for $142,500, 95,000 shares of common stock and 95,000 five year $2.25 warrants to KMWGEN Partners, a partnership of which Lewis Wolff, as Trustee of the Wolff Revocable Trust of 1993, and Keith Wolff, as Trustee of The Keith M. Wolff 2000 Irrevocable Trust, are general partners.

Also, in conjunction with the Starwood transactions, the Company sold 65,565 shares of common stock to the Ross Family Trust for $95,348. The Ross Family Trust and the Mazel Trust, both of which Mr. Ross is co-trustee of, in 2000, loaned $400,000 to the Company for which it is paid interest of 10% and was issued 40,000 five year warrants exercisable at $1.40625 per share. In 2001 the trusts were issued an additional 32,058 four year warrants exercisable at $2.77 per share. In 2002, the Ross Family Trust acquired the loans from the Mazel Trust. The Company owed $67,635 to the Ross Family Trust at December 28, 2003 and $0 at December 26, 2004. Stephen Ross, co-trustee of the Ross Family Trust was elected as a director of the Company in 2001, following the Starwood transactions.

The Starwood Agreements also provide for the issuance to Starwood, after the aggregate number of branded restaurants covered by management agreements or licensing agreements reaches five, ten, fifteen and twenty (each a “Development Threshold Date”), of warrants (the “Development Warrants”) to purchase a number of shares of the Company’s Common Stock equal to 4% of the then outstanding shares of capital stock. The Development Warrants will have an exercise price equal to (1) if the fair market value of the Common Stock as of the applicable Development Threshold Date is greater than the fair market value of the Common Stock as of the closing date of the transactions contemplated by the Starwood Agreements (the “Closing Date”), the greater of (A) 75% of the fair market value of the Common Stock on the date of issuance of the Development Warrants or (B) the fair market value of the Common Stock on the closing date as defined in the Starwood Agreements, or (2) if the fair market value of the Common Stock as of the applicable Development Threshold Date is equal to or less than the fair market value of the Common Stock on the closing date, the fair market value of the Common Stock as of the applicable Development Threshold Date.

In addition to the Development Warrants, the Starwood Agreements provide for the issuance of warrants (the “Incentive Warrants”) to Starwood to purchase a number of shares of the Company’s Common Stock equal to 0.75% of the then outstanding shares of capital stock of the Company on the date of execution of any management agreement or license agreement (the “Initial Incentive Threshold Date”) resulting in the total number of restaurants being operated pursuant to the Starwood Agreements exceeding 35% of the total branded restaurants operated by the Company. Additional Incentive Warrants will be issued on each anniversary of the Initial Incentive Threshold Date provided that the incentive threshold continues to be satisfied.

In 1993, Michael Weinstock, Executive Vice President and Chairman of the Board, loaned $84,500 to the Company in an uncollateralized subordinated note, renewable annually with interest accruing at 7% per annum. At December 25, 2005, the balance owed to Mr. Weinstock, including accrued interest, totaled $118,431.

In 1998, Robert Spivak, President and Chief Executive Officer, loaned $70,000 to the Company in an uncollateralized subordinated note, renewable annually with interest accruing at 10% per annum. At December 25, 2005, the balance owed to Mr. Spivak, including accrued interest, totaled $87,500.

In February 2004, the Company adopted a policy requiring that all transactions with affiliates be subject to the prior review and approval by the Audit Committee.

Other than elections to office, no director, nominee for director, executive officer or associate of any of the foregoing persons has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

Submission of Shareholder Proposals

In order for shareholder proposals to be included in the Company’s Proxy Statement and proxy relating to the Company’s 2007 Annual Meeting of Shareholders, such proposals must be received by the Company at its principal executive offices not later than January 3, 2007. If the Company receives notice of a shareholder proposal after March 19, 2007, persons named as proxies for the 2007 Annual Meeting of Shareholders will have discretionary authority to vote on such proposal at such meeting.

Expenses of Solicitation

All of the expenses of soliciting proxies from shareholders, including the reimbursement of brokerage firms and others for their expenses in forwarding proxies and proxy statements to the beneficial owners of the Company’s Common Stock, will be borne by the Company.

Michael Weinstock
Chairman

Los Angeles, California
April 28, 2006

GRILL CONCEPTS, INC.
11661 San Vicente Blvd., Suite 404
Los Angeles, California 90049

Proxy for Annual Meeting of Shareholders
to be held on June 21, 2006

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Robert Spivak and Michael Weinstock, and each of them, as Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at an Annual Meeting of Shareholders (the “Meeting”) of Grill Concepts, Inc., a Delaware corporation (the “Company”), on June 21, 2006, at 9:00 a.m., or at any adjournment or adjournments thereof, in the manner designated below, all of the shares of the Company’s common stock that the undersigned would be entitled to vote if personally present.

1. GRANTING ☐   WITHHOLDING ☐   authority to vote for the election as directors of the Company the following nominees:  Robert Spivak, Michael Weinstock, Philip Gay, Glenn Golenberg, Stephen Ross, Richard Dantas and Bruce Schwartz.

(Instructions:  To withhold authority to vote for any individual nominee, strike a line through the nominee’s name.)

2. Proposal to approve the Company’s 2006 Equity Incentive Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. Proposal to ratify the appointment of Moss Adams LLP as the Company’s independent certifying accountants.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ABOVE. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 2, 3 AND 4 AND FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS.

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate the capacity in which signing.

Dated:_________________________________________, 2006

____________________________________________________

Signature

____________________________________________________

Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE